As filed with the Securities and Exchange Commission on March 26, 2013

Registration No. 333-92491

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ELLOMAY CAPITAL LTD.
(Exact name of registrant as specified in its charter)
______________________

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

9 Rothschild Boulevard
Tel Aviv 66881, Israel
 (Address of Principal Executive Offices, including Zip Code)
______________________

1995 Flexible Stock Incentive Plan
1997 Stock Option Plan
1998 Non-Employee Director Share Option Plan
(Full title of the plan)
______________________

CT Corporation System
111 Eighth Avenue
13th Floor
New York, NY 10011
 (Name and address of agent for service)
______________________

(212) 894-8940
(Telephone number, including area code, of agent for service)

 Copies to:

Kenneth A. Schlesinger, Esq. OLSHAN FROME WOLOSKY LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Tel: 212.451.2300 Fax: 212.451.2222	Ephraim Abramson, Adv. Abramson & Co., Law Offices 2 Beitar St. Jerusalem 93386 ISRAEL Tel: +972-2-5654000 Fax: +972-2-5654001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE

Ellomay Capital Ltd., or the Registrant, is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain ordinary shares, nominal value NIS 10.00 per share, or the Ordinary Shares, originally registered by the Registrant for offer or sale pursuant to the Registrant’s 1995 Flexible Stock Incentive Plan and 1997 Stock Option Plan, or, together, the Plans. The Registrant has resolved not to grant any more options under the Plans, and that both the registered shares underlying options not yet granted, as well as the shares underlying options that are surrendered (except in the case of surrender for the exercise into shares) or which cease to be exercisable under the Plans, shall be transferred to the share pool reserved for issuance under the Registrant’s 2000 Stock Option Plan, or the 2000 Plan. The total number of Ordinary Shares available for grant under the 2000 Plan and carried over to the 2000 Plan, or the Carryover Shares, is 72,459. In addition, in connection with the sale of the Registrant’s business to Hewlett Packard Company on February 29, 2008, in July 2008 the Registrant purchased and cancelled 1,710 outstanding options granted under the Plans.

This Post-Effective Amendment No. 1 is being filed to remove from registration 74,169 Ordinary Shares of the Registrant. The Registrant is contemporaneously filing a Registration Statement on Form S-8, or the New Registration Statement, to register the 72,459 Ordinary Shares transferred to the 2000 Plan for issuance, offer and sale under the 2000 Plan. The registration fees paid for the Carryover Shares under this Registration Statement shall be carried over to the New Registration Statement.

The numbers of Ordinary Shares set forth herein reflect the one-for-ten reverse split of the Registrant’s Ordinary Shares, effected on June 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, the State of Israel on the 25th day of March, 2013.

ELLOMAY CAPITAL LTD. (Registrant)

By:	/s/ Ran Fridrich
Ran Fridrich
Director and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ran Fridrich and Kalia Weintraub, and either of such persons acting alone, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any reoffer prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including with respect to any reoffer prospectus included in this registration statement), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Shlomo Nehama Shlomo Nehama	Chairman of the Board of Directors	March 25, 2013

/s/ Ran Fridrich Ran Fridrich	Director and Chief Executive Officer (Principal Executive Officer)	March 25, 2013

/s/ Kalia Weintraub Kalia Weintraub	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2013

/s/ Anita Leviant Anita Leviant	Director	March 25, 2013

Menahem Rafael	Director	March [ ], 2013

/s/ Oded Akselrod Oded Akselrod	Director	March 25, 2013

/s/ Barry Ben Zeev Barry Ben Zeev	Director	March 25, 2013

/s/ Mordechai Bignitz Mordechai Bignitz	Director	March 25, 2013

Authorized Representative in the U.S.:

CT Corporation System

By:	/s/ Sandra Ortega

Name:	Sandra Ortega

Title:	Assistant Secretary

Date:	March 22, 2013